Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Unifi, Inc.:

We consent to the incorporation by reference in the registration statements No. 33-23201, No. 33-53799, No. 333-35001, No. 333-43158, and No. 333-156090 on Forms S-8 and No. 333-140580 on Form S-3 of Unifi, Inc. and subsidiaries of our reports dated September 10, 2013, with respect to the consolidated balance sheets of Unifi, Inc. and subsidiaries as of June 30, 2013 and June 24, 2012, and the related consolidated statements of income, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2013, and the effectiveness of internal control over financial reporting as of June 30, 2013, which reports appear in the June 30, 2013 annual report on Form 10-K of Unifi, Inc.

/s/ KPMG LLP

Greensboro, North Carolina
September 10, 2013